EXHIBIT 99.1

Subject: CMBS NEW ISSUE: GECMC 05-C4 *PUBLIC* PX GUIDANCE

GE Commercial Mortgage Corporation, Commercial Mortgage Pass-Through Certificates, Series 2005-C4 $2.412B NEW ISSUE CMBS

Lead-Mgrs:   Banc of America Securities LLC / Deutsche Bank Securities

Co-Managers:  CSFB / JPMorgan / Merrill Lynch & Co.

Rating Agencies:  Standard & Poor's / Moody's

      Ratings Class WAL Principal Sub Px
Class (S&P/MDY's) Size (1) (yrs) Window Levels Guid
A-1 AAA/Aaa 27.3 3.00 1-58 30.000% S+9a
A-1D AAA/Aaa 75.0 3.00 **NO LONGER AVAILABLE**
A-2FX AAA/Aaa 100.0 4.90 58-60 30.000% S+23-24
A-2FL AAA/Aaa 125.9 4.90 58-60 30.000% L+12a
A-3 AAA/Aaa 222.1 6.73 79-82 30.000% S+34a
A-SB AAA/Aaa 141.1 7.42 60-113 30.000% S+28a
A-4 AAA/Aaa 782.6 9.73 113-118 30.000% S+30a
A-1A AAA/Aaa 214.4 9.02 **NO LONGER AVAILABLE**
A-M AAA/Aaa 241.2 9.90 118-119 20.000% S+33a
A-J AAA/Aaa 153.8 9.91 119-119 13.625% S+40a
B AA+/Aa1 24.1 9.91 119-119 12.625% S+43a
C AA/Aa2 30.2 9.91 119-120 11.375% S+45a
D AA-/Aa3 24.1 9.99 120-120 10.375% S+48a
E A/A2 45.2 9.99 120-120 8.500% S+55a

(1) The balances of the certificates are approximate

Collateral:     167 Loans / 225 Properties
Loan Sellers:   General Electric Capital Corporation (38.3%),
                German American Capital Corporation (31.7%),
                Bank of America, N.A. (30.0%)

Property Types:   Ret 35.8%, Off 29.8%, Multi 9.9%, SS 8.9%,
      Hotel 8.2%, MH 4.2%, Indus 2.3%, Mixed 0.9%
Geographic:    CA 21.4%, FL 10.2%, NY 7.7%, TX 7.6%, GA 6.9%, IL
          6.2%, MI 5.1% No Others >5.0%



-DSCR/LTV:            1.42x / 71.7%
-Inves. Grade Loans: 2 loans for 5.1% of UPB
-Top 10 Loans:        34.5% of the pool, DSCR: 1.47x, LTV: 69.2%

-Top 3 Trust Assets             DSCR     LTV       %UPB
 123 North Wacker               1.21x    70.5%     5.1%
 Mervyn's Portfolio             2.06x    65.0%     4.4%
 Design Center of Americas      1.41x    73.9%     3.8%

Expected Timing
Launch / Price   - On or about November 30th
Settlement       - Wednesday December 14th


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Disclaimer:

This information has been prepared solely for information purposes and is not an offer to buy or sell or solicitation of an offer to buy or sell any security or instrument or to participate in any trading strategy. No representation or warranty can be given with respect to the accuracy or completeness of the information, or that any future offer of securities will conform to the terms hereof. If any such offer of securities is made, it will be made pursuant to a definitive Prospectus and Prospectus Supplement, prepared by the Depositor, which will contain material information not contained herein and to which prospective purchasers are referred. In the event of any such offering, this information shall be deemed superseded in its entirety by such Prospectus Prospectus Supplement. Copies of the final Prospectus and Prospectus Supplement may be obtained from Scott Waynebern/Heath Forusz (212-250-5149 - 60 Wall Street 3rd floor, NY, NY 10005) or Geordie Walker/Chris Springer (704-388-1597 - 214 North Tryon Street, Charlotte, NC 28255). The securities may not be sold, and offers to buy may not be accepted, until a final Prospectus Supplement can be delivered. Any decision to invest in such securities should be made only after reviewing such Prospectus and Prospectus Supplement. Banc of America Securities, LLC, Deutsche Bank Securities Inc. and the other underwriters (the "Underwriters") disclaim any and all liability relating to this information, including without limitation, any express or implied representations or warranties for, statements contained in, and omissions from, this information. This information should only be considered after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates, and Other Information (the "Statement") which is attached. Do not use or rely on this information if you have not received the Statement. You may obtain a copy of the Statement from your sales representative.